As filed with the Securities and Exchange Commission on May 27, 2016

Registration No. 333-210804

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 3 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HCSB FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

South Carolina (State or other jurisdiction of incorporation or organization)	6035 (Primary Standard Industrial Classification Code Number) 3640 Ralph Ellis Boulevard Loris, South Carolina 29569 (843) 756-6333	57-1079444 (I.R.S. Employer Identification Number)

(Address, including zip code, and telephone number, including area code,

of Registrant’s principal executive offices)

Jan H. Hollar

Chief Executive Officer

HCSB Financial Corporation

3640 Ralph Ellis Boulevard

Loris, South Carolina 29569

(843) 756-6333

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Neil E. Grayson Benjamin A. Barnhill Nelson Mullins Riley & Scarborough LLP 104 South Main Street, Suite 900 Greenville, South Carolina 29601 (864) 250-2235

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering	Amount of Registration Fee(1)
Common stock, $0.01 per share par value	23,384,301	$0.10	$2,338,430.10	$235.48(2)

(1)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the maximum aggregate offering price.
(2)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 27, 2016

PROSPECTUS

23,384,301 Shares of Common Stock

HCSB Financial Corporation (the “Company”) is the holding company for Horry County State Bank, a South Carolina state bank organized under the laws of the state of South Carolina and headquartered in Loris, South Carolina (the “Bank”).

We are offering up to 23,384,301 shares of our common stock, par value $0.01 per share, at a price of $0.10 per share. We are conducting the offering in connection with the recent completion of a private placement transaction pursuant to which we issued 359,468,443 shares of our common stock at $0.10 per share and 905,315.57 shares of a new series of convertible perpetual non-voting preferred stock, Series A, par value $0.01 per share, at $10.00 per share for cash proceeds of $45 million. We are now conducting this offering primarily to provide our legacy shareholders, employees and others in our community with an opportunity to invest in the Company at the same offering price of $0.10 per share that we offered to the investors in the private placement, although we reserve the right to permit other persons to invest, including the investors from the private placement.

We intend to propose an amendment to our Articles of Incorporation to effect a 1-for-100 reverse stock split (the “Reverse Stock Split”), subject to shareholder approval at the 2016 annual shareholders’ meeting, pursuant to which each 100 shares of common stock will be combined into one share of common stock, thereby reducing the number of outstanding shares of common stock. If the Reverse Stock Split had been implemented prior to this offering, the number of shares offered hereby would have been 233,843.01, and the offering price per share would have been $10.00. See “Proposed Reverse Stock Split” beginning on page 5 for additional information regarding the Reverse Stock Split.

A minimum investment of $10,000 is required to purchase shares in the offering, which requirement we may waive in our sole discretion. This is not a rights offering, and we reserve the right to accept or reject subscriptions in whole or in part for any reason, including if we conclude, in consultation with our tax advisors, that a particular subscription may subject the Company to adverse tax consequences. If this offering is oversubscribed, we reserve the right to allocate shares of our common stock in our discretion. All funds received from subscriptions will be placed in a segregated non-interest bearing account at the Bank pending our acceptance of the associated subscriptions. We will notify all subscribers within 10 business days after the earlier of the offering expiration date or the sale of all of the shares being offered in the offering whether their subscriptions have been accepted. If the offering is not completed, or if any part of your subscription is not accepted, your funds will be returned, without interest, as soon as practicable. We reserve the right to withdraw, cancel, modify, or terminate the offering of the shares at any time without notice.

We will not use an underwriter or selling agent for this offering. Shares of common stock offered in the offering will be sold directly by us through the efforts of our executive officers and directors without compensation. We believe these officers and directors will not be deemed to be brokers or dealers under the Securities Exchange Act of 1934 due to Rule 3a4-1(a)(4)(ii). We will conduct the offering solely on a best efforts, no minimum basis, which means there are no purchase commitments from underwriters and no minimum number of shares that must be sold in the offering in order to accept subscriptions and close the offering. The offering will expire upon the earlier of the sale of all 23,384,301 shares of common stock or at 5:00 p.m., Eastern Standard time, on June 30, 2016, unless extended for up to an additional 30 days by our board of directors, in their sole discretion. We will not extend the expiration date beyond July 30, 2016. The offering will be made directly by us.

Our common stock is quoted on the OTC Pink marketplace under the symbol “HCFB”. On May 26, 2016, the closing price of our common stock as reported by the OTC Pink marketplace was $0.40 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7 to read about factors you should consider before you make your investment decision.

Neither the Securities and Exchange Commission nor any securities commission of any state or other jurisdiction has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits, or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Share	Total(1)
Price to Subscribers	$0.10	$2,338,430.10
Proceeds, before expenses, to HCSB Financial Corporation.	$0.10	$2,338,430.10

(1)	Assumes the purchase of 23,384,301 shares of common stock in the offering. If the Reverse Stock Split had been implemented prior to this offering, the number of shares offered hereby would have been 233,843.01, and the offering price per share would have been $10.00.

It is anticipated that delivery of the shares of common stock purchased in the offering will be made on or about July 20, 2016.

The date of this prospectus is May 31, 2016

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ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell shares of common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or any sale of the common stock. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

In this prospectus, we rely on and refer to information and statistics regarding the banking industry and the banking markets in South Carolina. We obtained this market data from publicly available information.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our shares of common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

Unless the context indicates otherwise, all references in this prospectus to “we,” “us,” and “our” refer to HCSB Financial Corporation and our wholly owned subsidiary, Horry County State Bank, except that in the discussion of our capital stock and related matters, these terms refer solely to HCSB Financial and not to its subsidiary. All references to the “Company” refer to HCSB Financial Corporation only, and all references to the “Bank” refer to Horry County State Bank only.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made or incorporated by reference in this prospectus are “forward-looking” statements within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These forward-looking statements may relate to our financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan losses, market risk and the impact of interest rate changes, capital markets conditions, capital adequacy and liquidity and the effect of new accounting guidance on our financial condition and results of operations. All statements contained herein or incorporated by reference in this prospectus that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions and future or conditional verbs such as “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions are generally intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks described below in the “Risk Factors” section, and the following:

•	reduced earnings due to higher credit losses as a result of declining real estate values, increasing interest rates, increasing unemployment, or changes in customer payment behavior or other factors;

•	reduced earnings due to higher credit losses because our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral;

•	our ability to preserve and utilize a material amount of net operating loss carry-forwards for federal income tax purposes which, generally, can be used to reduce future taxable income;

•	our ability to comply with the Consent Order (as defined below) and the Written Agreement (as defined below) with our regulatory authorities and the potential for regulatory actions if we fail to comply;

•	our ability to successfully implement our new business plan following the closing of the private placement;

•	our ability to maintain appropriate levels of capital, including levels of capital required by our higher individual minimum capital ratios and under the capital rules implementing Basel III;

•	the adequacy of the level of our allowance for loan losses and the amount of loan loss provisions required in future periods;

•	results of examinations by our regulatory authorities, including the possibility that the regulatory authorities may, among other things, require us to increase our allowance for loan losses or write down assets;

•	the high concentration of our loans collateralized by real estate in a weak commercial real estate market;

•	increased funding costs due to market illiquidity, increased competition for funding, and/or increased regulatory requirements with regard to funding;

•	significant increases in competitive pressure in the banking and financial services industries;

•	changes in the interest rate environment which could reduce anticipated margins;

•	changes in political conditions or the legislative or regulatory environment, including governmental initiatives affecting the financial services industry;

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•	general economic conditions, either nationally or regionally and especially in our primary service area, being less favorable than expected, resulting in, among other things, a deterioration in credit quality;

•	increased cybersecurity risk, including potential business disruptions or financial losses;

•	changes occurring in business conditions and inflation;

•	changes in deposit flows;

•	changes in technology;

•	our current and future products, services, applications and functionality and plans to promote them;

•	changes in monetary and tax policies;

•	the rate of delinquencies and amount of loans charged-off;

•	the rate of loan growth and the lack of seasoning of our loan portfolio;

•	adverse changes in asset quality and resulting credit risk-related losses and expenses;

•	loss of consumer confidence and economic disruptions resulting from terrorist activities;

•	changes in accounting policies and practices;

•	our ability to retain our existing customers, including our deposit relationships;

•	changes in the securities markets; and

•	other risks and uncertainties detailed in Part I, Item 1A of our Annual Report on Form 10-K and from time to time in our filings with the Securities and Exchange Commission (the “SEC”).

We may not actually achieve the plans, intentions or expectations described in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations described in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from those expressed or implied by our forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all.

You should read this prospectus and the documents that we incorporate by reference into this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

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PROSPECTUS SUMMARY

The following summary contains certain material information about us and this offering. Because it is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in our common stock, you should read this prospectus carefully, including the section entitled “Risk Factors,” and the information incorporated by reference in this prospectus, including our audited consolidated financial statements and the accompanying notes in our Annual Report on Form 10-K for the year ended December 31, 2015.

HCSB Financial Corporation and Horry County State Bank

Horry County State Bank is a South Carolina state chartered bank that has operated as a full-service traditional community bank since it commenced operations on January 4, 1988. HCSB Financial Corporation was incorporated in 1999 to serve as a bank holding company for the Bank. Our primary market includes Horry County in South Carolina and the southern portions of Columbus and Brunswick Counties in North Carolina. Our market area includes the majority of the Myrtle Beach area, also known as the Grand Strand, a 60-mile stretch of beaches extending south from the South Carolina/North Carolina state line (Horry County) to Pawleys Island (Georgetown County) that is consistently ranked as one of the top vacation destinations in the country.

Our corporate headquarters is located at 3640 Ralph Ellis Blvd., Loris, South Carolina 29569, and our telephone number is (843) 716-4272. Our website is www.hcsbaccess.com. Our website is www.hcsbaccess.com. No additional information on our website is deemed to be part of or incorporated by reference into this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

The Offering

Reasons for the Offering. On April 11, 2016, we consummated a private placement transaction pursuant to which certain institutional and accredited investors, including some of our officers and members of our board of directors, purchased 359,468,443 shares of our common stock at $0.10 per share and 905,315.57 shares of a new series of convertible perpetual non-voting preferred stock, Series A, par value $0.01 per share, at $10.00 per share for cash proceeds of approximately $45 million. We are now conducting this offering primarily to provide our legacy shareholders, employees and others in our community with an opportunity to invest in the Company at the same offering price of $0.10 per share that we offered to the investors in the private placement, although we reserve the right to permit other persons to invest, including the investors from the private placement.

For more information on the private placement, see “Prospectus Summary—Recent Developments—Private Placement Transaction” beginning on page 2.

Terms of the Offering. We are offering up to 23,384,301 shares of our common stock at a price of $0.10 per share*. A minimum investment of $10,000 is required to purchase shares in the offering, which requirement we may waive in our sole discretion. This is not a rights offering, and we reserve the right to accept or reject subscriptions in whole or in part for any reason, including if we conclude, in consultation with our tax advisors, that a particular subscription may subject the Company to adverse tax consequences.

If this offering is oversubscribed, we reserve the right to allocate shares of our common stock in our discretion. All funds received from subscriptions will be placed in a segregated non-interest bearing account at the Bank pending our acceptance of the associated subscriptions. We will notify all subscribers within 10 business days after the earlier of the offering expiration date or the sale of all of the shares being offered in the offering whether their subscriptions have been accepted. If the offering is not completed, or if any part of your subscription is not accepted, your funds will be returned, without interest, as soon as practicable. We reserve the right to withdraw, cancel, modify, or terminate the offering of the shares at any time without notice.

We will conduct the offering solely on a best efforts, no minimum basis, which means there is no minimum number of shares that must be sold or minimum subscription amount required for consummation of the offering. The offering will expire upon the earlier of the sale of all 23,384,301* shares of common stock or at 5:00 p.m., Eastern Standard time, on June 30, 2016, unless extended for up to an additional 30 days by our board of directors, in their sole discretion. We will not extend the offering beyond July 30, 2016. We will not use an underwriter or selling agent. Shares of common stock offered in this offering will be sold directly by us through the efforts of our executive officers and directors without compensation. We believe these officers and directors will not be deemed to be brokers or dealers under the Securities Exchange Act of 1934 due to Rule 3a4-1(a)(4)(ii).

* If the Reverse Stock Split had been implemented prior to this offering, the number of shares offered hereby would have been 233,843.01, and the offering price per share would have been $10.00.

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Certain of our officers and directors purchased shares of our common stock in the private placement for an aggregate purchase price of $1.16 million, and one of the Company’s named executive officers who did not participate in the private placement has indicated that he may seek to purchase up to 750,000 shares of our common stock in the offering for an aggregate purchase price of $75,000.

How to Participate. You may participate in this offering by properly completing and signing the subscription agreement and the prior notice letter (which is described below under “Prospectus Summary—The Offering—Preservation of Our Deferred Tax Asset”) accompanying this prospectus, including the Form W-9, and returning the subscription agreement along with the prior notice letter to us with payment in the amount of $0.10 times the number of shares you wish to purchase.

Your subscription agreement and the prior notice letter, together with payment in full of the subscription price, must be received by us by 5:00 p.m., Eastern Standard time, on June 30, 2016. Payment for the subscription price may be made by check payable to the order of “HCSB Financial Corporation” or by wire transfer. Please contact Jan H. Hollar, our chief executive officer, for wiring instructions. Subscription agreements, prior notice letters and payment (if by check) should be mailed to:

HCSB Financial Corporation

Attn: Jan H. Hollar

P.O. Box 218

Loris, SC 29569

You are solely responsible for timely completing delivery to us of your subscription agreement, prior notice letter and payment. We urge you to allow sufficient time for delivery of your subscription agreement and prior notice letter.

If we accept your subscription, upon receipt of proper payment and a completed and duly executed subscription agreement and prior notice letter, you will receive a certificate representing the number of shares purchased and accepted by us, which will be validly issued, fully paid, and nonassessable. Certificates will be mailed as soon as reasonably possible following consummation of the offering.

Preservation of Our Deferred Tax Asset. The Company has valuable net operating loss carry-forwards the use of which would be limited if the Company were to experience an “ownership change” under Section 382 of the Internal Revenue Code. As a result, any prospective transferee of the shares of common stock sold in this offering will be required to provide the Company’s transfer agent with a representation letter substantially in the form attached to the subscription agreement as Exhibit B, and each of the stock certificates issued in connection with this offering will contain a legend to ensure that a prospective transferee is aware of this requirement. In addition, contemporaneously with the execution and delivery of the subscription agreement, the Company and each shareholder must execute and deliver a prior notice letter, substantially in the form attached to the subscription agreement as Exhibit B, pursuant to which, among other things, until the third anniversary of the closing of this offering, the shareholder will agree to consult with the Company at least 10 days prior to any proposed purchase or sale of shares purchased in this offering regarding the potential adverse tax impact that the purchase or sale could have on the net operating loss carry-forwards and, if requested by the Company, to provide to the other party to the proposed purchase or sale any disclosure prepared by the Company describing the potential adverse tax impact. Risks associated with our ability to carry forward these net operating losses are also discussed below under “Risk Factors” beginning on page 7.

Recent Developments

Private Placement Transaction. On April 11, 2016, we consummated the private placement pursuant to which we issued 359,468,443 shares of our common stock at $0.10 per share and 905,315.57 shares of our Series A preferred stock at $10.00 per share for cash proceeds of approximately $45.0 million. Net proceeds from the private placement, after deducting commissions and expenses, were approximately $41.5 million of which $38.0 million was contributed to the Bank as a capital contribution to support its operations and increase its capital ratios to meet the higher minimum capital ratios required under the terms of the Consent Order (as defined below).

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Changes to our Management Team and Board of Directors. Also on April 11, 2016, the boards of directors of the Company and the Bank appointed Jan H. Hollar as the chief executive officer and a director of the Company and the Bank. Ms. Hollar brings extensive banking expertise to the Company and the Bank from her 38 years of experience in the financial services industry, having most recently served as executive vice president and chief financial officer of Yadkin Financial Corporation and Yadkin Bank (together, “Yadkin”) in Statesville, North Carolina from September 2009 until July 2014. Ms. Hollar had been hired by Yadkin in 2009 as part of the executive management team that was brought in to address the challenges facing Yadkin as a result of the Great Recession. Yadkin’s management team engineered a significant turn-around in Yadkin’s operations and executed a number of key strategic measures to position the company and the bank for future growth, including raising a significant amount of capital from institutional investors, redeeming or exchanging all of Yadkin’s outstanding TARP preferred stock, and cleaning up the balance sheet through the disposition of troubled assets. The board of directors believes that Ms. Hollar’s experience with the turnaround at Yadkin makes her well qualified to lead the recapitalized Company and Bank. James C. Clarkson, who has served as the president and chief executive officer of the Company and the Bank since the formation of the Bank in 1987 and the formation of the Company in 1999, stepped down from the board of directors on such date but has agreed to stay on with the Company and the Bank as an employee on a temporary basis in order to assist with transition matters. As previously disclosed, effective as of February 26, 2016, W. Jack McElveen, Jr. was appointed as chief credit officer of the Bank, to replace Glenn R. Bullard, who retired from his position as the Company’s and the Bank’s senior executive vice president and chief credit officer. Also, as previously disclosed, on May 13, 2016, the Company announced that the employment relationship between the Company, the Bank and Edward L. Loehr, Jr., the Company’s and the Bank’s chief financial officer, will terminate on July 31, 2016. In the interim, Mr. Loehr will assist the Company and the Bank with transition matters as a non-executive employee, and Jan H. Hollar, the Company’s and the Bank’s chief executive officer, will serve as the Company’s principal financial and accounting officer.

Following the previously disclosed retirements of Tommie W. Grainger, and Gwyn G. McCutchen on April 28, 2016, and the appointment of John T. Pietrzak, the appointed representative of Castle Creek Capital Partners VI, LP (“Castle Creek”) on May 26, 2016, we currently have five directors serving on the boards of each of the Company and the Bank, with two vacant seats on each board. Our board members include Michael S. Addy, D. Singleton Bailey, Clay D. Brittain, III, Jan H. Hollar and John T. Pietrzak. In connection with the private placement, Castle Creek, RMB Capital Management, LLC (“RMB”), EJF Sidecar Fund, Series LLC – Series E (“EJF”) and Strategic Value Investors, LP (“SVI”) entered into side letter agreements with the Company, pursuant to which (i) each of Castle Creek and RMB is entitled to have one representative appointed to the Company’s board of directors, and (ii) each of EJF and SVI is entitled to have one representative attend all meetings of the Company’s board of directors as a nonvoting observer, in each case for so long as these entities, together with its respective affiliates, owns, in the aggregate, 5% or more of all of the outstanding shares of our common stock (or, with respect to Castle Creek and RMB, 50% or more of their respective purchased shares). Prior regulatory approval must be obtained prior to the appointment of any new director becoming effective.

Amendments to our Articles of Incorporation. Effective as of the close of business on the date that the Company obtains shareholder approval for and files an amendment to our Articles of Incorporation to authorize a class of non-voting common stock, $0.01 par value per share, each share of Series A preferred stock will automatically convert into 100 shares of our non-voting common stock. Further, unless the shares of Series A Preferred Stock have previously been converted into shares of our non-voting common stock upon receipt of shareholder approval, each share of Series A preferred stock will automatically convert into 100 shares of our common stock upon a permissible transfer, provided that upon such conversion, the holder and its affiliates will not own more than 9.9% of the Company’s voting securities. A “permissible transfer” in this context is a transfer by the holder of Series A preferred stock (i) to the Company; (ii) in a widely distributed public offering of common stock or Series A preferred stock; (iii) that is part of an offering that is not a widely distributed public offering of common stock or Series A preferred stock but is one in which no one transferee acquires the rights to receive 2% or more of any class of voting securities; (iv) that is part of a transfer of common stock or Series A preferred stock to an underwriter for the purpose of conducting a widely distributed public offering; (v) to a transferee that controls more than 50% of the voting securities of the Company without giving effect to such transfer; or (vi) that is part of a transaction approved by the Federal Reserve. For more information on the Series A preferred stock, see “Description of our Capital Stock—Preferred Stock” beginning on page 23.

A holder of our non-voting common stock may convert, or upon the written request of the Company shall convert, shares of non-voting common stock into shares of our common stock at any time or from time to time, provided that upon such conversion the holder, together with all affiliates of the holder, will not own or control in the aggregate more than 9.9% of our common stock (or of any class of our voting securities), excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such holder of our voting securities. In any such conversion, each share of non-voting common stock will convert initially into one share of our common stock, subject to adjustment as provided in the terms of the non-voting common stock. Further, each share of non-voting common stock will automatically convert into one share of our common stock, without any further action on the part of any holder, subject to adjustment as provided in the terms of the non-voting common stock, on the date a holder of non-voting common stock transfers any shares of non-voting common stock to a non-affiliate of the holder in a permissible transfer (as defined above).

Series T Preferred Stock and Trust Preferred Securities Repurchases and Subordinated Debt Settlement. On April 11, 2016, immediately following the closing of the private placement, we repurchased all 12,895 shares of our outstanding fixed rate cumulative perpetual preferred stock, Series T, from the United States Treasury for $128,950 in cash. The Series T preferred stock was originally issued to the United States Treasury under the TARP Capital Purchase Program. The United States Treasury also canceled its warrant to purchase 91,714 shares of the Company’s common stock, which had an exercise price of $21.09 per share. The redemption gain realized on this settlement was approximately $13.8 million.

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Also on April 11, 2016, immediately following the closing of the private placement, we repurchased all of our outstanding floating rate trust preferred securities issued to Alesco Preferred Funding VI LTD through our subsidiary, HCSB Financial Trust I, for $600,000 in cash, plus reimbursement of up to $25,000 in legal expenses. The redemption gain realized on this settlement was approximately $6.3 million.

On March 2, 2016, the Court of Common Pleas for the Fifteenth Judicial District, State of South Carolina, County of Horry entered a final order of approval approving the class action settlement agreement between the Company, the Bank, James R. Clarkson, Glenn Raymond Bullard, Ron Lee Paige, Sr., and Edward Lewis Loehr, Jr., the former president and chief executive officer, former senior executive vice president, executive vice president, and former chief financial officer of the Company and the Bank, respectively, and Jan W. Snyder, Acey H. Livingston, and Mark Josephs, on behalf of themselves and as representatives of a class of similarly situated purchasers of the Company’s subordinated debt notes. The plaintiffs had previously filed a class action lawsuit seeking an unspecified amount of damages resulting from alleged wrongful conduct associated with purchases of the Company’s subordinated debt notes, including fraud, violation of state securities statutes, and negligence. On April 11, 2016, immediately following the closing of the private placement, the Company established a settlement fund of approximately $2.4 million, which represented 20% of the principal of subordinated debt notes issued by the Company. The proceeds of the fund will be used to redeem the vast majority of the subordinated debt notes. Also on April 11, 2016, we settled, pursuant to previously executed binding settlement agreements, with all subordinated debt note holders who opted out of the class action settlement. These settlements constituted the full satisfaction of the principal and interest owed on, and require the immediate dismissal of all pending litigation related to, the respective subordinated debt notes. In each case, the Company and the Bank also obtained a full and complete release of all claims asserted or that could have been asserted with respect to the subordinated debt notes. The redemption gain realized on this settlement was approximately $13.2 million.

In aggregate, after taking into account the discounted repurchase or redemption prices for the Series T preferred stock, the trust preferred securities and the subordinated debt notes, each as described above, as well as the forgiveness of accrued and deferred interest, legal fees, amounts paid in settlement of litigation, income taxes, and other expenses incurred in connection with these transactions, the Company recognized a gain, net of income taxes, of approximately $31.3 million on these transactions on a pro forma basis as of March 31, 2016.

Regulatory Developments. The Bank entered into a Consent Order (the “Consent Order”) with the FDIC and the South Carolina Board of Financial Institutions (the “State Board”) on February 10, 2011, which, among other things, requires the Bank to achieve and maintain total risk based capital at least equal to 10% of risk-weighted assets and Tier 1 capital at least equal to 8% of total assets and to seek to sell or merge the Bank if it cannot satisfy or maintain the requisite capital. In addition, we are required to take certain other actions in the areas of capital, liquidity, asset quality, and interest rate risk management, as well as to file periodic reports with the FDIC and the State Board regarding our progress in complying with the Consent Order.

Following the closing of the private placement, the Series T Preferred Stock and trust preferred securities repurchases and the subordinated promissory notes redemption, we believe that we are currently in substantial compliance with all of the terms of the Consent Order. Nevertheless, we do not expect to be released from the Consent Order until completion of a full examination cycle, which may take 12 to 18 months. There can be no assurances that this will happen or that the Consent Order will be lifted in a timely manner. Until the Consent Order is lifted, we will be subject to a number of restrictions, including limits on our growth and on hiring additional personnel. See Note 2 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for more discussion of the Consent Order.

Following the Consent Order, on May 9, 2011, the Company entered into a Written Agreement (the “Written Agreement”) with the Federal Reserve Bank of Richmond. The Written Agreement is designed to enhance the Company’s ability to act as a source of strength to the Bank and contains provisions similar to those in the Consent Order. We believe we are currently in substantial compliance with the Written Agreement. See Note 2 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for more discussion of the Written Agreement.

In addition, the Federal Reserve Bank of Richmond informed the Company that it was required to contribute approximately $1.8 million to the Bank as soon as the Company had the funds available to do so for repayment of a two loans deemed made from the Bank to the Company in such amount. The Bank was a general unsecured creditor of the Company with respect to this amount. The Company made this payment to the Bank shortly following the closing of the private placement.

4

Our Strategic Plan

Now that we have completed the recapitalization of the Bank, we are particularly focused on growth opportunities in the Myrtle Beach area. Three of our eight branches are located along the Atlantic coastline in the Myrtle Beach market area, and we believe we have an opportunity to increase our market share in this area. As of June 30, 2015, the most recent date for which FDIC deposit market share data is available, total deposits in Horry County were approximately $5.4 billion, an increase of approximately 6.4% from $5.1 billion as of June 30, 2014. At June 30, 2015, the Bank’s deposits represented 7.1% of the market, a decrease from 8.3% at June 30, 2014.

We are also evaluating various alternatives for liquidating or otherwise resolving our classified loans, which could include a potential sale of a substantial amount of our classified and most risky assets. A substantial portion of the proceeds of the private placement transaction were downstreamed as additional capital to the Bank, returning the Bank’s capital ratios above those required by the Consent Order even after taking into account the anticipated losses we believe would result if we were to conduct an accelerated sale of classified assets.

Risk Factors

Before investing, you should carefully consider the information set forth under “Risk Factors,” beginning on page 7 for a discussion of the risks related to an investment in our common stock.

Proposed Reverse Stock Split

We intend to propose an amendment to our Articles of Incorporation to effect the Reverse Stock Split, subject to shareholder approval at the 2016 annual shareholders meeting, which we currently contemplate will be held on July 28, 2016. If approved by our shareholders, the Reverse Stock Split would permit (but not require) our board of directors to effect a reverse stock split of our common stock by a ratio of 1-for-100, which means that each 100 shares of common stock will be combined into one share of common stock, thereby reducing the number of outstanding shares of common stock. We also intend to issue fractional shares in connection with the Reverse Stock Split. If the Reverse Stock Split had been implemented immediately prior to this offering, the number of common share equivalents outstanding prior to the offering would have been 4,538,463.40, assuming conversion of all Series A preferred stock into shares of common stock, and the number of shares offered hereby would have been 233,843.01, and the offering price per share would have been $10.00.

The Reverse Stock Split, if implemented, would affect all holders of our common stock (both voting and non-voting common stock) uniformly and would not affect any shareholder’s percentage ownership interest in the Company or any shareholder’s proportionate voting power. Reducing the number of outstanding shares of our common stock through the Reverse Stock Split would also be expected to increase the per share market price of our common stock. However, we cannot assure you that the market price per share of our common stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. Other factors, such as our financial results, market conditions, and the market perception of our business, may adversely affect the market price of our common stock. Our board of directors reserves the right to elect to abandon the Reverse Stock Split if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and our shareholders. The Reverse Stock Split, if approved by our shareholders, would become effective upon the filing of articles of amendment to our Articles of Incorporation with the Secretary of State of the State of South Carolina. Assuming that the proposal is approved by the Company’s shareholders, we currently anticipate that the Reverse Stock Split will be implemented in the third quarter of 2016. However, because the record date for the 2016 annual shareholders’ meeting has been set for May 31, 2016, shareholders purchasing shares in this offering will not be entitled to vote such shares at the 2016 annual shareholders’ meeting, including with respect to the Reverse Stock Split.

Unless otherwise indicated, all share totals and per share amounts reflected in this prospectus do not reflect the Reverse Stock Split.

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The Offering

Common stock offered by us	23,384,301 shares*
Offering price	$0.10 per share*
Common stock outstanding after the offering	477,230,641 shares(1)
Minimum subscription	A minimum investment of $10,000 is required to purchase shares in the offering. We may waive this requirement, in our sole discretion.
Conditions of the offering

Completion of the offering is not conditioned upon our receiving a minimum total offering amount, and there are no escrow arrangements with respect to this offering. All funds received from subscriptions will be placed in a segregated non-interest bearing account at the Bank pending our acceptance of the associated subscriptions. Accordingly, subscription funds that we receive and accept will be available for our immediate use. Once we accept a subscription, it cannot be withdrawn without our consent. If we reject a subscription in whole or in part, the rejected portion of the subscription funds will be promptly returned to the subscriber, without interest. We reserve the right to withdraw, cancel, modify, or terminate the offering of the shares at any time without notice.

Net proceeds	We anticipate that the net proceeds from the offering of our common stock will be $2.3 million assuming we sell all 23,384,301 shares*. We anticipate expenses of approximately $50,000.
Use of proceeds	We intend to use the proceeds of the offering for general corporate and operational purposes. See “Use of Proceeds” on page 19.
Dividends on common stock

We are currently prohibited from declaring or paying any dividends without the prior written approval of the Federal Reserve Bank of Richmond. We do not anticipate paying dividends for the foreseeable future. See “Market for Our Common Stock and Dividend Policy” on page 21.

Market for common stock

Our common stock is not listed on any national securities exchange. Our common stock is, however, quoted on the OTC Pink marketplace under the symbol “HCFB”. The average daily trading volume for our common shares is materially less than that for most larger financial institutions. Due to the relatively small trading volume, it may be difficult for holders to resell their shares at prices they find attractive, or at all. See “Market for Our Common Stock and Dividend Policy” on page 21.

Risk factors

You should read the “Risk Factors” beginning on page 7, as well as other cautionary statements throughout or incorporated by reference in this prospectus, before investing in shares of our common stock.

*	If the Reverse Stock Split had been implemented prior to this offering, the number of shares offered hereby would have been 233,843.01, and the offering price per share would have been $10.00.
(1)	The number of shares outstanding after the offering is based on the number of shares outstanding as of May 27, 2016. As of such date, there were 453,846,340 common share equivalents outstanding, assuming conversion of all Series A preferred stock into shares of common stock. If the Reverse Stock Split had been implemented immediately prior to this offering, the number of common share equivalents outstanding prior to the offering would have been 4,538,463.40, assuming conversion of all Series A preferred stock into shares of common stock.

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RISK FACTORS

An investment in our common stock involves risks. In evaluating an investment in our common stock, you should consider carefully the risks described below, which discuss the most significant factors that affect an investment in our common stock, together with the other information included or incorporated by reference in this prospectus, including the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2015 and the risks we have highlighted in other sections of this prospectus. If any of the events described in the following risk factors actually occurs, or if additional risks and uncertainties not presently known to us or that we currently deem immaterial, materialize, then our business, results of operations and financial condition could be materially adversely affected. If this were to happen, the value of our common stock could decline, and if you invest in our common stock, you could lose all or part of your investment.

The discussion below highlights some important risks we have identified related to our business and operations and an investment in shares of our common stock, but these should not be assumed to be the only factors that could affect our future performance and condition, financial and otherwise. We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Risks Related to Our Business

We are subject to a Consent Order and a Written Agreement that require us to take certain actions and limit the actions we can take.

On February 10, 2011, the Bank entered into a Consent Order with the FDIC and the State Board, which contains, among other things, a requirement that our Bank achieve and maintain minimum capital requirements that exceed the minimum regulatory capital ratios for “well-capitalized” banks. Under this enforcement action, the Bank may no longer accept, renew, or roll over brokered deposits. In addition, under the Consent Order, we are required to obtain FDIC approval before making certain payments to departing executives and before adding new directors or senior executives. Our regulators have considerable discretion in whether to grant required approvals, and no assurance can be given that such approvals would be forthcoming. In addition, we are required to take certain other actions in the areas of capital, liquidity, asset quality, and interest rate risk management, as well as to file periodic reports with the FDIC and the State Board regarding our progress in complying with the Consent Order.

On May 9, 2011, the Company entered into a Written Agreement with the Federal Reserve Bank of Richmond. The Written Agreement is designed to enhance the Company’s ability to act as a source of strength to the Bank and contains provisions similar to those in the Bank’s Consent Order.

Following the closing of the private placement, the Series T Preferred Stock and trust preferred securities repurchases and the subordinated promissory notes redemption, we believe that we are in substantial compliance with all of the terms of the Consent Order and the Written Agreement. Nevertheless, we do not expect to be released from the Consent Order or the Written Agreement until completion of a full examination cycle, which may take 12 to 18 months. Until this time, we will be subject to limits on our growth and on hiring additional personnel.

If our nonperforming assets increase, our earnings will be adversely affected.

At March 31, 2016, our nonperforming assets (which consist of nonaccruing loans, loans 90 days or more past due, and other real estate owned) totaled $17.4 million, or 4.78% of total assets. At December 31, 2015, our nonperforming assets were $22.4 million, or 6.19% of total assets. Our nonperforming assets adversely affect our net income in various ways:

•	We do not record interest income on nonaccrual loans or real estate owned.
•	We must provide for probable loan losses through a current period charge to the provision for loan losses.
•	Noninterest expense increases when we must write down the value of properties in our other real estate owned portfolio to reflect declining market values.
•	There are legal fees associated with the resolution of problem assets, as well as carrying costs, such as taxes, insurance, and maintenance fees related to other real estate owned.
•	The resolution of nonperforming assets requires the active involvement of management, which can distract them from more profitable activity.

If additional borrowers become delinquent and do not pay their loans and we are unable to successfully manage our nonperforming assets, our losses and troubled assets could increase significantly, which could have a material adverse effect on our results of operations.

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We have sustained losses from a decline in credit quality and may see further losses.

Our ability to generate earnings is significantly affected by our ability to properly originate, underwrite and service loans. In recent years we sustained historically abnormal losses primarily because borrowers, guarantors or related parties failed to perform in accordance with the terms of their loans and we failed to detect or respond to deterioration in asset quality in a timely manner. We could sustain additional future losses for these same reasons. Further problems with credit quality or asset quality could cause our interest income and net interest margin to further decrease, which could adversely affect our business, financial condition and results of operations. Although we believe credit quality indicators continue to show signs of stabilization, deterioration in the coastal South Carolina real estate market as a whole may cause management to adjust its opinion of the level of credit quality in our loan portfolio. Such a determination may lead to an additional increase in our provisions for loan losses, which could also adversely affect our business, financial condition, and results of operations.

A significant portion of our loan portfolio is secured by real estate, and events that negatively impact the real estate market could hurt our business.

A significant portion of our loan portfolio is secured by real estate. As of March 31, 2016, approximately 82.7% of our loans had real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. Deterioration of the real estate market in our market areas, and particularly in our Myrtle Beach market area, could result in an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, which in turn could have an adverse effect on our profitability and asset quality. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings and capital could be adversely affected. Acts of nature, including hurricanes, tornados, earthquakes, fires and floods, each of which may be exacerbated by global climate change and may cause uninsured damage and other loss of value to real estate that secures these loans, may also negatively impact our financial condition.

We have a concentration of credit exposure in commercial real estate and challenges faced by the commercial real estate market could adversely affect our business, financial condition, and results of operations.

As of March 31, 2016, we had approximately $92.5 million in loans outstanding to borrowers in which the collateral securing the loan was commercial real estate, representing approximately 46.3% of our total loans outstanding as of that date. Approximately 34.3% of this real estate are owner-occupied properties. Commercial real estate loans are generally viewed as having more risk of default than residential real estate loans. They are also typically larger than residential real estate loans and consumer loans and depend on cash flows from the owner’s business or the property to service the debt. Cash flows may be affected significantly by general economic conditions, and a downturn in the local economy or in occupancy rates in the local economy where the property is located could increase the likelihood of default. Because our loan portfolio contains a number of commercial real estate loans with relatively large balances, the deterioration of one or a few of these loans could cause a significant increase in our level of non-performing loans. An increase in non-performing loans could result in a loss of earnings from these loans, an increase in the related provision for loan losses and an increase in charge-offs, all of which could have a material adverse effect on our financial condition and results of operations.

The banking regulators are giving commercial real estate lending greater scrutiny, and may require banks with higher levels of commercial real estate loans to implement more stringent underwriting, internal controls, risk management policies and portfolio stress testing, as well as possibly higher levels of allowances for losses and capital levels as a result of commercial real estate lending growth and exposures.

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If our allowance for loan losses is not sufficient to cover actual loan losses, or if credit delinquencies increase, our losses could increase.

Our success depends, to a significant extent, on the quality of our assets, particularly loans. Like other financial institutions, we face the risk that our customers will not repay their loans, that the collateral securing the payment of those loans may be insufficient to assure repayment, and that we may be unsuccessful in recovering the remaining loan balances. The risk of loss varies with, among other things, general economic conditions, the type of loan, the creditworthiness of the borrower over the term of the loan and, for many of our loans, the value of the real estate and other assets serving as collateral. Management makes various assumptions and judgments about the collectability of our loan portfolio after considering these and other factors. Based in part on those assumptions and judgments, we maintain an allowance for loan losses in an attempt to cover any loan losses that may occur. In determining the size of the allowance, we also rely on an analysis of our loan portfolio based on historical loss experience, volume and types of loans, trends in classification, delinquencies and nonaccruals, national and local economic conditions and other pertinent information, including the results of external loan reviews. Despite our efforts, our loan assessment techniques may fail to properly account for potential loan losses, and, as a result, our established loan loss reserves may prove insufficient. If we are unable to generate income to compensate for these losses, they could have a material adverse effect on our operating results.

In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our allowance for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Higher charge-off rates and an increase in our allowance for loan losses may hurt our overall financial performance and may increase our cost of funds. As of March 31, 2016, we had 45 loans on nonaccrual status totaling approximately $6.1 million, and our allowance for loan loss was $3.7 million. A provision for loan losses of $1.4 million was recognized for the first quarter of 2016. For the year ended December 31, 2015, a provision for loan losses was not expensed. Our current and future allowances for loan losses may not be adequate to cover future loan losses given current and future market conditions.

A percentage of the loans in our portfolio currently include exceptions to our loan policies and supervisory guidelines.

All of the loans that we make are subject to written loan policies adopted by our board of directors and to supervisory guidelines imposed by our regulators. Our loan policies are designed to reduce the risks associated with the loans that we make by requiring our loan officers to take certain steps that vary depending on the type and amount of the loan, prior to closing a loan. These steps include, among other things, making sure the proper liens are documented and perfected on property securing a loan, and requiring proof of adequate insurance coverage on property securing loans. Loans that do not fully comply with our loan policies are known as “exceptions.” We categorize exceptions as policy exceptions, financial statement exceptions and collateral exceptions. As a result of these exceptions, such loans may have a higher risk of loan loss than the other loans in our portfolio that fully comply with our loan policies. In addition, we may be subject to regulatory action by federal or state banking authorities if they believe the number of exceptions in our loan portfolio represents an unsafe banking practice. Although we have taken steps to enhance the quality of our loan portfolio, we may not be successful in reducing the number of exceptions.

Liquidity risks could affect operations and jeopardize our financial condition.

The goal of liquidity management is to ensure that we can meet customer loan requests, customer deposit maturities and withdrawals, and other cash commitments under both normal operating conditions and under unpredictable circumstances of industry or market stress. To achieve this goal, our asset/liability committee establishes liquidity guidelines that require sufficient asset-based liquidity to cover potential funding requirements and to avoid over-dependence on volatile, less reliable funding sources.

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Liquidity is essential to our business. An inability to raise funds through traditional deposits, borrowings, the sale of securities or loans, issuance of additional equity securities, and other sources could have a substantial negative impact on our liquidity. Our access to funding sources in amounts adequate to finance our activities and with terms acceptable to us could be impaired by factors that impact us specifically or the financial services industry in general. Factors that could detrimentally impact access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated, the change in our status from well-capitalized to significantly undercapitalized, or regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as the current disruption in the financial markets and negative views and expectations about the prospects for the financial services industry as a result of the continuing turmoil and deterioration in the credit markets.

Traditionally, the primary sources of funds of our Bank have been customer deposits and loan repayments. As of March 31, 2016, we had no brokered deposits. Because of the Consent Order, we may not accept brokered deposits unless a waiver is granted by the FDIC. We may need to find other sources of liquidity such as proceeds from Federal Home Loan Bank (the “FHLB”) advances and QwickRate CDs obtained via the Internet. The Bank’s credit risk rating at the FHLB has been negatively impacted, resulting in more restrictive borrowing requirements. Also, as of March 31, 2016, the Company has no approved federal funds lines of credit available from any correspondent bank.

We actively monitor the depository institutions that hold our due from banks cash balances. We cannot provide assurances that access to our cash and cash equivalents will not be impacted by adverse conditions in the financial markets. Our emphasis is primarily on safety of principal, and we diversify cash and due from banks among counterparties to minimize exposure relating to any one of these entities. We routinely review the financials of our counterparties as part of our risk management process. Balances in our accounts with financial institutions in the U.S. may exceed the FDIC insurance limits. While we monitor and adjust the balances in our accounts as appropriate, these balances could be impacted if the correspondent financial institutions fail.

There can be no assurance that our sources of funds will be adequate for our liquidity needs, and we may be compelled to seek additional sources of financing in the future. Specifically, we may seek additional debt in the future to achieve our business objectives. There can be no assurance that additional borrowings, if sought, would be available to us or, if available, would be on favorable terms. Bank and holding company stock prices have been negatively impacted by the recent adverse economic conditions, as has the ability of banks and holding companies to raise capital or borrow in the debt markets. If additional financing sources are unavailable or not available on reasonable terms, our business, financial condition, results of operations, cash flows, and future prospects could be materially adversely impacted.

Higher FDIC deposit insurance premiums and assessments could adversely affect our financial condition.

Our deposits are insured up to applicable limits by the Deposit Insurance Fund of the FDIC and are subject to deposit insurance assessments to maintain deposit insurance. As an FDIC-insured institution, we are required to pay quarterly deposit insurance premium assessments to the FDIC. Although we cannot predict what the insurance assessment rates will be in the future, either a deterioration in our tangible equity capital or adjustments to the base assessment rates could have a material adverse impact on our business, financial condition, results of operations, and cash flows.

We are dependent on key individuals and the loss of one or more of these key individuals could curtail our growth and adversely affect our prospects.

We depend on a limited number of key management personnel, including Jan H. Hollar who was appointed as our chief executive officer effective as of the closing of the private placement. In addition, our success also depends, in part, on our continued ability to attract and retain experienced loan originators, as well as other management personnel. The loss of key personnel could have a material adverse impact on our operations because other officers may not have the experience and expertise to readily replace these individuals. As a result, our board of directors may have to search outside of the bank for qualified permanent replacements. This search may be prolonged, and we cannot provide assurance that we would be able to locate and hire qualified replacements.

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We are subject to extensive regulation that could restrict our activities and impose financial requirements or limitations on the conduct of our business and limit our ability to receive dividends from our Bank.

We are subject to Federal Reserve regulation. Our Bank is subject to extensive regulation, supervision, and examination by our primary federal regulator, the FDIC, the regulating authority that insures customer deposits, as well as the State Board. Also, as a member of the FHLB, our Bank must comply with applicable regulations of the Federal Housing Finance Board and the FHLB. Regulation by these agencies is intended primarily for the protection of our depositors and the deposit insurance fund and not for the benefit of our shareholders. Our Bank’s activities are also regulated under consumer protection laws applicable to our lending, deposit, and other activities. A sufficient claim against our Bank under these laws could have a material adverse effect on our results of operations.

New capital rules that were recently issued generally require insured depository institutions and certain holding companies to hold more capital. The impact of the new rules on our financial condition and operations is uncertain but could be materially adverse.

In July 2013, the federal bank regulatory agencies issued a final rule that will revise their risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by Basel III and certain provisions of the Dodd-Frank Act. Bank holding companies with less than $500 million in total consolidated assets, such as the Company, are not subject to the final rule, nor are savings and loan holding companies substantially engaged in commercial activities or insurance underwriting. The requirements in the rule began to phase in on January 1, 2015 for covered banking organizations such as the Bank. The requirements in the rule will be fully phased in by January 1, 2019.

The rule includes certain new and higher risk-based capital and leverage requirements than those currently in place. Specifically, the following minimum capital requirements apply to the Bank:

•	a new common equity Tier 1 risk-based capital ratio of 4.5%;
•	a Tier 1 risk-based capital ratio of 6% (increased from the former 4% requirement);
•	a total risk-based capital ratio of 8% (unchanged from the former requirement); and
•	a leverage ratio of 4% (also unchanged from the former requirement).

Under the rule, Tier 1 capital is redefined to include two components: Common Equity Tier 1 capital and additional Tier 1 capital. The new and highest form of capital, Common Equity Tier 1 capital, consists solely of common stock (plus related surplus), retained earnings, accumulated other comprehensive income, and limited amounts of minority interests that are in the form of common stock. Additional Tier 1 capital includes other perpetual instruments historically included in Tier 1 capital, such as noncumulative perpetual preferred stock. Tier 2 capital consists of instruments that currently qualify in Tier 2 capital plus instruments that the rule has disqualified from Tier 1 capital treatment. Cumulative perpetual preferred stock, formerly includable in Tier 1 capital, is now included only in Tier 2 capital. Accumulated other comprehensive income (AOCI) is presumptively included in Common Equity Tier 1 capital and often would operate to reduce this category of capital. The rule provided a one-time opportunity at the end of the first quarter of 2015 for covered banking organizations to opt out of much of this treatment of AOCI. We made this opt-out election and, as a result, will retain the pre-existing treatment for AOCI.

In addition, in order to avoid restrictions on capital distributions or discretionary bonus payments to executives, a covered banking organization must maintain a “capital conservation buffer” on top of its minimum risk-based capital requirements. This buffer must consist solely of Tier 1 Common Equity, but the buffer applies to all three measurements (Common Equity Tier 1, Tier 1 capital and total capital). The capital conservation buffer will be phased in incrementally over time, becoming fully effective on January 1, 2019, and will consist of an additional amount of common equity equal to 2.5% of risk-weighted assets. As of January 1, 2016, we are required to hold a capital conservation buffer of 0.625%, increasing by that amount each successive year until 2019.

In general, the rules have had the effect of increasing capital requirements by increasing the risk weights on certain assets, including high volatility commercial real estate, certain loans past due 90 days or more or in nonaccrual status, mortgage servicing rights not includable in Common Equity Tier 1 capital, equity exposures, and claims on securities firms, that are used in the denominator of the three risk-based capital ratios.

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In addition, in the current economic and regulatory environment, bank regulators may impose capital requirements that are more stringent than those required by applicable existing regulations. The application of more stringent capital requirements for us could, among other things, result in lower returns on equity, require the raising of additional capital, and result in regulatory actions if we were to be unable to comply with such requirements. Implementation of changes to asset risk weightings for risk-based capital calculations, items included or deducted in calculating regulatory capital or additional capital conservation buffers, could result in management modifying our business strategy and could limit our ability to make distributions, including paying dividends or buying back our shares.

Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could have serious reputational consequences for us.

The BSA, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (which we refer to as the “Patriot Act”) and other laws and regulations require financial institutions, among other duties, to institute and maintain effective anti-money laundering programs and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network, established by the U.S. Treasury to administer the BSA, is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration and Internal Revenue Service. There is also increased scrutiny of compliance with the rules enforced by the OFAC. Federal and state bank regulators also have begun to focus on compliance with BSA and anti-money laundering regulations. If our policies, procedures and systems are deemed deficient or the policies, procedures and systems of the financial institutions that we have already acquired or may acquire in the future are deficient, we would be subject to liability, including fines and regulatory actions such as restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plan, including our acquisition plans, which would negatively impact our business, financial condition and results of operations.

Consumer lending laws may restrict our ability to originate certain mortgage loans or increase our risk of liability with respect to such loans and could increase our cost of doing business.

Federal, state and local laws have been adopted that are intended to eliminate certain lending practices considered “predatory.” These laws prohibit practices such as steering borrowers away from more affordable products, selling unnecessary insurance to borrowers, repeatedly refinancing loans and making loans without a reasonable expectation that the borrowers will be able to repay the loans irrespective of the value of the underlying property. Loans with certain terms and conditions and that otherwise meet the definition of a “qualified mortgage” may be protected from liability to a borrower for failing to make the necessary determinations. In either case, we may find it necessary to tighten our mortgage loan underwriting standards in response to the CFPB rules, which may constrain our ability to make loans consistent with our business strategies. It is our policy not to make predatory loans and to determine borrowers’ ability to repay, but the law and related rules create the potential for increased liability with respect to our lending and loan investment activities. They increase our cost of doing business and, ultimately, may prevent us from making certain loans and cause us to reduce the average percentage rate or the points and fees on loans that we do make.

We are subject to federal and state fair lending laws, and failure to comply with these laws could lead to material penalties.

Federal and state fair lending laws and regulations, such as the Equal Credit Opportunity Act and the Fair Housing Act, impose nondiscriminatory lending requirements on financial institutions. The Department of Justice, CFPB and other federal and state agencies are responsible for enforcing these laws and regulations. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation. A successful challenge to our performance under the fair lending laws and regulations could adversely impact our rating under the CRA and result in a wide variety of sanctions, including the required payment of damages and civil money penalties, injunctive relief, imposition of restrictions on merger and acquisition activity and restrictions on expansion activity, which could negatively impact our reputation, business, financial condition and results of operations.

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Failure to comply with government regulation and supervision could result in sanctions by regulatory agencies, civil money penalties, and damage to our reputation.

Our operations are subject to extensive regulation by federal, state, and local governmental authorities. Given the current disruption in the financial markets, we expect that the government will continue to pass new regulations and laws that will impact us. Compliance with such regulations may increase our costs and limit our ability to pursue business opportunities. Failure to comply with laws, regulations, and policies could result in sanctions by regulatory agencies, civil money penalties, and damage to our reputation. While we have policies and procedures in place that are designed to prevent violations of these laws, regulations, and policies, there can be no assurance that such violations will not occur.

We may be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. Many of these transactions expose us to credit risk in the event of a default by a counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by the Bank cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to the Bank. Any such losses could have a material adverse effect on our financial condition and results of operations.

We could experience a loss due to competition with other financial institutions.

The banking and financial services industry is very competitive. Legal and regulatory developments have made it easier for new and sometimes unregulated competitors to compete with us. The financial services industry has and is experiencing an ongoing trend towards consolidation in which fewer large national and regional banks and other financial institutions are replacing many smaller and more local banks. These larger banks and other financial institutions hold a large accumulation of assets and have significantly greater resources and a wider geographic presence or greater accessibility. In some instances, these larger entities operate without the traditional brick and mortar facilities that restrict geographic presence. Some competitors are able to offer more services, more favorable pricing or greater customer convenience than the Company. In addition, competition has increased from new banks and other financial services providers that target our existing or potential customers. As consolidation continues among large banks, we expect other smaller institutions to try to compete in the markets we serve. If we are unable to remain competitive, our financial condition and results of operations will be adversely affected.

If we are unable to implement, maintain and use technologies effectively, our financial condition and results of operations will be adversely affected.

Technological developments have allowed competitors, including some non-depository institutions, to compete more effectively in local markets and have expanded the range of financial products, services and capital available to our target customers. If we are unable to implement, maintain and use such technologies effectively, we may not be able to offer products or achieve cost-efficiencies necessary to compete in the industry. In addition, some of these competitors have fewer regulatory constraints and lower cost structures.

Consumers may decide not to use banks to complete their financial transactions.

Technology and other changes are allowing parties to complete financial transactions through alternative methods that historically have involved banks. For example, consumers can now maintain funds that would have historically been held as bank deposits in brokerage accounts, mutual funds or general-purpose reloadable prepaid cards. Consumers can also complete transactions such as paying bills and/or transferring funds directly without the assistance of banks. The process of eliminating banks as intermediaries, known as “disintermediation,” could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the lower cost of deposits as a source of funds could have a material adverse effect on our financial condition and results of operations.

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We depend on the accuracy and completeness of information about clients and counterparties.

In deciding whether to extend credit or enter into other transactions with clients and counterparties, we may rely on information furnished to us by or on behalf of clients and counterparties, including financial statements and other financial information. We also may rely on representations of clients and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to clients, we may assume that a customer’s audited financial statements conform to accounting principles generally accepted in the United States of America (“GAAP”) and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. Our earnings are significantly affected by our ability to properly originate, underwrite and service loans. Our financial condition and results of operations could be negatively impacted to the extent we incorrectly assess the creditworthiness of our borrowers, fail to detect or respond to deterioration in asset quality in a timely manner, or rely on financial statements that do not comply with GAAP or are materially misleading.

The accuracy of our financial statements and related disclosures could be affected because we are exposed to conditions or assumptions different from the judgments, assumptions or estimates used in our critical accounting policies.

The preparation of financial statements and related disclosure in conformity with GAAP requires us to make judgments, assumptions, and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. Our critical accounting policies, included in this document, describe those significant accounting policies and methods used in the preparation of our consolidated financial statements that are considered “critical” by us because they require judgments, assumptions and estimates that materially impact our consolidated financial statements and related disclosures. As a result, if future events differ significantly from the judgments, assumptions and estimates in our critical accounting policies, such events or assumptions could have a material impact on our audited consolidated financial statements and related disclosures.

A failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors and other service providers or other third parties, including as a result of cyber attacks, could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs, and cause losses.

We rely heavily on communications and information systems to conduct our business. Information security risks for financial institutions such as ours have generally increased in recent years in part because of the proliferation of new technologies, the use of the internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, and terrorists, activists, and other external parties. As customer, public, and regulatory expectations regarding operational and information security have increased, our operating systems and infrastructure must continue to be safeguarded and monitored for potential failures, disruptions, and breakdowns. Our business, financial, accounting, and data processing systems, or other operating systems and facilities may stop operating properly or become disabled or damaged as a result of a number of factors, including events that are wholly or partially beyond our control. For example, there could be electrical or telecommunication outages; natural disasters such as earthquakes, tornadoes, and hurricanes; disease pandemics; events arising from local or larger scale political or social matters, including terrorist acts; and as described below, cyber attacks.

As noted above, our business relies on our digital technologies, computer and email systems, software and networks to conduct its operations. Although we have information security procedures and controls in place, our technologies, systems, networks, and our customers’ devices may become the target of cyber attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss, or destruction of our or our customers’ or other third parties’ confidential information. Third parties with whom we do business or that facilitate our business activities, including financial intermediaries, or vendors that provide service or security solutions for our operations, and other unaffiliated third parties, including the South Carolina Department of Revenue, which had customer records exposed in a 2012 cyber attack, could also be sources of operational and information security risk to us, including from breakdowns or failures of their own systems or capacity constraints.

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While we have disaster recovery and other policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. Our risk and exposure to these matters remains heightened because of the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of our controls, processes, and practices designed to protect our systems, computers, software, data, and networks from attack, damage or unauthorized access remain a focus for us. As threats continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate information security vulnerabilities. Disruptions or failures in the physical infrastructure or operating systems that support our businesses and clients, or cyber attacks or security breaches of the networks, systems or devices that our clients use to access our products and services could result in client attrition, regulatory fines, penalties or intervention, reputation damage, reimbursement or other compensation costs, and/or additional compliance costs, any of which could have a material effect on our results of operations or financial condition.

Negative public opinion surrounding our Company and the financial institutions industry generally could damage our reputation and adversely impact our earnings.

Reputation risk, or the risk to our business, earnings and capital from negative public opinion surrounding our Company and the financial institutions industry generally, is inherent in our business. Negative public opinion can result from our actual or alleged conduct in any number of activities, including lending practices, corporate governance and acquisitions, and from actions taken by government regulators and community organizations in response to those activities. Negative public opinion can adversely affect our ability to keep and attract clients and employees and can expose us to litigation and regulatory action. Although we take steps to minimize reputation risk in dealing with our clients and communities, this risk will always be present given the nature of our business.

The downgrade of the U.S. credit rating could negatively impact our business, results of operations and financial condition.

In August 2011, Standard & Poor’s Ratings Services lowered its long-term sovereign credit rating on the U.S. from “AAA” to “AA+”. If the U.S. debt ceiling, budget deficit or debt concerns, domestic or international economic or political concerns, or other factors were to result in further downgrades to the U.S. government’s sovereign credit rating or its perceived creditworthiness, it could adversely affect the U.S. and global financial markets and economic conditions. A downgrade of the U.S. government’s credit rating or any failure by the U.S. government to satisfy its debt obligations could create financial turmoil and uncertainty, which could weigh heavily on the global banking system. It is possible that any such impact could have a material adverse effect on our business, results of operations and financial condition.

Given the geographic concentration of our operations, we could be significantly affected by any hurricane that affects coastal South Carolina.

Our loan portfolio consists predominantly of loans to persons and businesses located in coastal South Carolina. The collateral for many of our loans consists of real and personal property located in this area, which is susceptible to hurricanes that can cause extensive damage to the general region. Disaster conditions resulting from any hurricane that hits in this area would adversely affect the local economies and real estate markets, which could negatively impact our business. Adverse economic conditions resulting from such a disaster could also negatively affect the ability of our customers to repay their loans and could reduce the value of the collateral securing these loans. Furthermore, damage resulting from any hurricane could also result in continued economic uncertainty that could negatively impact businesses in those areas. Consequently, our ability to continue to originate loans may be impaired by adverse changes in local and regional economic conditions in this area following any hurricane.

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Risks Related to the Offering and our Common Stock

An investment in the Company involves a high degree of risk.

An investment in the Company is speculative and involves a high degree of risk, including the loss of your entire investment in the Company. There is no guaranteed rate of return on your investment, and there is no assurance that you will be able to resell your shares for the amount you paid for them or for any other amount. You should not invest in the Company unless you can afford to lose your entire investment.

We may lose a significant portion of our net operating loss carry-forwards.

As of March 31, 2016, we had a material amount of net operating loss carry-forwards for federal and state income tax purposes which, generally, can be used to reduce future taxable income. Although we have established a valuation allowance against 100% of our deferred tax assets, these net operating loss carry-forwards would still be available to reduce future taxable income. However, our use of our net operating loss carry-forwards would be limited under Section 382 of the Internal Revenue Code if we were to undergo a change in ownership under IRS rules of more than 50% of our capital stock over a three-year period. These complex change of ownership rules generally focus on ownership changes involving shareholders owning directly or indirectly 5% or more of our stock, including those arising from new stock issuances and other equity transactions. If we experience an ownership change, the resulting annual limit on the use of our net operating loss carry-forwards could result in a meaningful increase in our federal and state income tax liability in future years.

Subscribers purchasing shares in this offering will be required to provide notice to Company prior to selling their shares at any time during the three years following the closing of this offering.

As described above, the Company has previously experienced substantial net operating losses which it may “carry forward” in certain circumstances to offset current and future taxable income and, thus, reduce its federal income tax liability. The Company’s ability to use these valuable net operating loss carry-forwards would be limited if the Company were to experience an “ownership change” under Section 382 of the Internal Revenue Code. As a result, any prospective transferee of the shares of common stock sold in this offering will be required to provide the Company’s transfer agent with a representation letter substantially in the form attached to the subscription agreement as Exhibit B, and each of the stock certificates issued in connection with this offering will contain a legend to ensure that a prospective transferee is aware of this requirement. In addition, contemporaneously with the execution and delivery of the subscription agreement, the Company and each shareholder must execute and deliver a prior notice letter, substantially in the form attached to the subscription agreement as Exhibit B, pursuant to which, among other things, until the third anniversary of the closing of this offering, the shareholder will agree to consult with the Company at least 10 days prior to any proposed purchase or sale of shares purchased in this offering regarding the potential adverse tax impact that the purchase or sale could have on the net operating loss carry-forwards and, if requested by the Company, to provide to the other party to the proposed purchase or sale any disclosure prepared by the Company describing the potential adverse tax impact.

We are not making any recommendations related to the offering, and you must make your own determination of whether the subscription price is a fair price.

The board of directors is not making any recommendation regarding the purchase of our shares. The current market price of our shares is affected by many factors and may increase or decrease subsequent to the offering. You will need to evaluate the value of the shares being offered and the risks inherent in investing, and individually determine if you should purchase our shares.

The future price of our common shares may be less than the $0.10 purchase price per share in the offering.

If you purchase common stock in the offering, you may not be able to sell them later at or above the $0.10 purchase price in the offering. The actual market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as downturns in our economy and recessions.

In addition, we intend to propose an amendment to our Articles of Incorporation to effect the Reverse Stock Split, subject to shareholder approval at the 2016 annual shareholders meeting. Reducing the number of outstanding shares of our common stock through the Reverse Stock Split would also be expected to increase the per share market price of our common stock. However, we cannot assure you that the market price per share of our common stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. Other factors, such as our financial results, market conditions, and the market perception of our business, may adversely affect the market price of our common stock.

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Once you invest in the offering, you may not revoke your purchase. If you purchase shares of our common stock and, afterwards, the public trading market price decreases below the subscription price, you will have committed to buying common shares at a price above the prevailing market price and could have an immediate unrealized loss. We cannot assure you that the market price of our common shares will not decline after you purchase our shares. Moreover, we cannot assure you that following your purchase you will be able to sell your common shares at a price equal to or greater than the subscription price, or at all.

Offerings of our securities and other potential capital strategies could dilute your investment or otherwise affect your rights as a shareholder.

On April 11, 2016, we closed the private placement transaction pursuant to which certain institutional and accredited investors, including some of our officers and members of our board of directors, purchased an aggregate of 359,468,443 shares of our common stock at $0.10 per share and 905,315.57 shares of our Series A preferred stock at $10.00 per share for cash proceeds of $45.0 million. In the future we may seek to raise additional capital through offerings of our common stock, preferred stock, securities convertible into common stock, or rights to acquire such securities or our common stock. Under our Articles of Incorporation, we have additional authorized shares of common stock that we can issue from time to time at the discretion of our board of directors, without further action by shareholders, except where shareholder approval is required by applicable law. The issuance of any additional shares of common stock or securities convertible into common stock in a subsequent offering could be substantially dilutive to holders of our common stock. In addition, under our Articles of Incorporation, we can authorize and issue additional shares of our preferred stock, in one or more series, the terms of which would be determined by our board of directors without shareholder approval, unless such approval is required by applicable law. The market price of our common stock could decline as a result of future sales of our securities or the perception that such sales could occur.

New investors, particularly with respect to newly authorized series of preferred stock, also may have rights, preferences, and privileges that are senior to, and that could adversely affect, our then current shareholders. For example, a new series of preferred stock could rank senior to shares of our common stock. As a result, we could be required to make any dividend payments on such preferred stock before any dividends can be paid on our common stock, and in the event of our bankruptcy, dissolution, or liquidation, we may have to pay the holders of this new series of preferred stock in full prior to any distributions being made to the holders of our common stock.

Approximately 37.98% of our outstanding shares of common stock is owned by four shareholders whose interests could conflict with those of our other shareholders.

Castle Creek, RMB, EJF and SVI own approximately 9.90%, 9.90%, 9.90% and 8.28%, respectively, of our outstanding shares of common stock as of April 11, 2016. Further, in connection with the private placement, Castle Creek and RMB each appointed one representative to the Company’s board of directors and EJF and SVI each appointed one representative to attend meetings of the Company’s board of directors as a nonvoting observer, in each case for so long as these entities, together with its respective affiliates, owns, in the aggregate, 5% or more of all of the outstanding shares of our common stock (or, with respect to Castle Creek and RMB, 50% or more of their respective purchased shares). As a result, Castle Creek and RMB will be able to exercise significant influence over our corporate policy and business strategy and each of the shareholders will be able to exercise significant influence on our business as shareholders, including influence over election of our board of directors and the authorization of other corporate actions requiring shareholder approval. In deciding on how to vote on certain proposals, our shareholders should be aware that any of these shareholders may have interests that are different from, or in addition to, the interests of our other shareholders.

Your subscription is irrevocable.

An offer to purchase shares in this offering is irrevocable. Your investment decision is made at the time you submit your subscription, and any funds delivered in connection with your subscription will not be returned to you for any reason, including as a result of a material adverse event affecting us or the economy in general, unless this offering is cancelled in its entirety or if we reject your subscription, and in the event of rejection, only the portion of the funds that represent the portion of the subscription rejected will be returned to you without interest or deduction.

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We are currently prohibited from paying cash dividends, and we may be unable to pay future dividends even if we desire to do so.

Our ability to pay cash dividends is limited by our Bank’s ability to pay cash dividends to our Company and by our need to maintain sufficient capital to support our operations. The ability of our Bank to pay cash dividends to our Company is currently prohibited by the restrictions of the Consent Order. Further, the Bank currently has negative retained earnings due to losses incurred over the past few years and therefore would be unable to pay cash dividends, regardless of the restrictions imposed by the Consent Order. In addition, our Company also has negative retained earnings and is prohibited from paying dividends without the prior approval of the Federal Reserve Bank of Richmond. Consequently, we do not anticipate paying cash dividends on shares of our common stock in the foreseeable future.

There is no active public trading market for our common stock, and no market is expected to develop.

Our common stock is not listed for trading on any securities exchange, and we presently do not intend to apply to list our common stock on any national securities exchange in the near future. Our common stock is, however, quoted on the OTC Pink marketplace under the symbol “HCFB”. Although our common stock is quoted on the OTC Pink marketplace, there is no active public trading market in our common stock as trading and quotations of our common stock have been limited and sporadic. As a result of this limited market, it may be difficult to identify buyers to whom our investors can sell their shares of our common stock, and our investors may be unable to sell their shares at an established market price, at a price that is favorable to the investors, or at all. Our investors should be prepared to own our common stock indefinitely.

Shares of our common stock are not insured bank deposits and are subject to market risk.

Our shares of common stock are not deposits, savings accounts or other obligations of us, our Bank or any other depository institution; are not guaranteed by us or any other entity; and are not insured by the FDIC or any other governmental agency.

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USE OF PROCEEDS

Assuming we sell all 23,384,301* shares of common stock in the offering, we estimate that the net proceeds, after deducting related expenses, will be approximately $2.3 million. Because there is no minimum number of shares that must be sold in the offering, we can provide no assurance regarding the amount of capital we will actually raise in the offering. We intend to use the proceeds of this offering for general corporate and operational purposes.

Our management will retain broad discretion in deciding how to allocate the net proceeds of this offering. The precise amounts and timing of our use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors.

* If the Reverse Stock Split had been implemented prior to this offering, the number of shares offered hereby would have been 233,843.01, and the offering price per share would have been $10.00.

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CAPITALIZATION

The following table sets forth our capitalization and certain capital ratios as of March 31, 2016. Our capitalization is presented on an actual basis and on an as adjusted basis to reflect (i) the sale of 359,468,443 shares of our common stock and 905,315.57 shares of our Series A preferred stock in the private placement transaction and our receipt of approximately $41.5 million in net proceeds from the private placement, as well as the gain, net of income taxes, of approximately $31.3 million resulting from the redemption transactions associated with the recapitalization, and (ii) the sale of 23,384,301 shares of our common stock in this offering and our receipt of $2.3 million in estimated net proceeds from the offering, assuming an offering price of $0.10 per share and after deducting the estimated expenses of the offering. There is no minimum number of shares that must be sold in the offering in order to accept subscriptions and close the offering, thus we may sell less than 23,384,301 shares in this offering*.

The following data should be read together with our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2015 and incorporated by reference into this prospectus.

	March 31, 2016
	Actual	Private Placement (1)	Proposed Offering	As Adjusted
Shareholders’ Equity

Preferred stock, $0.01 par value; 5,000,000 shares authorized;
Series T – 12,895 shares issued and outstanding	$12,895	$(12,895)	$—	$—
Series A – 905,315,57 shares issued and outstanding	—	9	—	9
Common stock, $0.01 par value; 500,000,000 shares authorized; 3,846,340 issued and outstanding; 386,699,084 issued and outstanding, as adjusted	38	3,595	23	3,656
Capital surplus	30,220	37,905	2,265	70,390
Common stock warrant	1,012	(1,012)	—	—
Retained deficit	(58,090)	31,275	—	(26,815)
Accumulated other comprehensive loss	(723)	—	—	(723)

Total shareholders’ equity (deficit)	$(14,648)	$58,877	$2,288	$46,517

Capital Ratios

Equity to assets ratio (average year-to-date equity to average year-to-date assets) (2)	(3.29)%			12.26%
Leverage ratio (2)	(3.86)%			11.76%
Tier 1 risk-based capital ratio	(5.97)%			20.24%
Total risk-based capital ratio	(5.97)%			21.51%

*

If the Reverse Stock Split had been implemented prior to this offering, the number of shares offered hereby would have been 233,843.01, and the offering price per share would have been $10.00. The table shown above does not reflect the Reverse Stock Split.

(1)	Includes the redemption of the Series T preferred stock and warrant of $12.9 million and $1.0 million, respectively, the net proceeds from the private placement of $41.5 million, and the $31.3 million net redemption gain on the settlement of the Series T preferred stock and warrant, trust preferred securities, and subordinated debt.
(2)	Averages are calculated as if the private placement was consummated at the beginning of the period for which averages are being computed.

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MARKET FOR OUR COMMON STOCK AND DIVIDEND POLICY

As of April 11, 2016, there were 363,314,783 shares of our common stock outstanding held by approximately 2,411 shareholders of record, and four shareholders held shares of our Series A preferred stock convertible into 90,531,557 shares of our common stock. Our common stock is not listed for trading on any securities exchange, and we presently do not intend to apply to list our common stock on any national securities exchange in the near future. Our common stock is, however, quoted on the OTC Pink marketplace under the symbol “HCFB”. Although our common stock is quoted on the OTC Pink marketplace, there is no active public trading market in our common stock as trading and quotations of our common stock have been limited and sporadic. Most of the trades of which the Company is aware have been privately negotiated by local buyers and sellers. In addition to these trades, the Company is aware of a number of quotations on the OTC Pink marketplace between January 1, 2015 and March 31, 2016 that ranged from $0.04 to $0.35. Over-the-counter market quotations reflect inter-dealer prices, without retailer mark-up, mark-down, or commission and may not necessarily represent actual transactions. The following table sets forth the high and low bid information for our common stock of which we are aware for the periods indicated. Private trading of our common stock has been limited but has been conducted through the Private Trading System, which is operated by the Bank on its website www.hcsbaccess.com. The Private Trading System is a passive mechanism created to assist buyers and sellers in facilitating trades in our common stock. Because there has not been an established market for our common stock, we may not be aware of all prices at which our common stock has been traded. We have not determined whether the trades of which we are aware were the result of arm’s-length negotiations between the parties. Based on information available to us, we believe transactions in our common stock can be fairly summarized as follows for the periods indicated:

2016	Low	High
First Quarter	$0.16	$0.35

2015	Low	High
Fourth Quarter	$0.16	$0.18
Third Quarter	$0.11	$0.18
Second Quarter	$0.04	$0.30
First Quarter	$0.10	$0.15

2014	Low	High
Fourth Quarter	$0.15	$0.55
Third Quarter	$0.20	$0.68
Second Quarter	$0.16	$0.68
First Quarter	$0.19	$0.51

Under the terms of the Written Agreement, the Company is currently prohibited from declaring or paying any dividends without the prior written approval of the Federal Reserve Bank of Richmond. In addition, because the Company is a legal entity separate and distinct from the Bank and has little direct income itself, the Company relies on dividends paid to it by the Bank in order to pay dividends on its common stock. As a South Carolina state bank, the Bank may only pay dividends out of its net profits, after deducting expenses, including losses and bad debts. Under Federal Deposit Insurance Corporation Improvement Act of 1991, the Bank may not pay a dividend if, after paying the dividend, the Bank would be undercapitalized. In addition, under the terms of the Consent Order, the Bank is prohibited from declaring a dividend on its shares of common stock unless it receives approval from the FDIC and State Board. As a result of these restrictions on the Company, including the restrictions on the Bank’s ability to pay dividends to the Company, the Company does not anticipate paying dividends for the foreseeable future, and all future dividends will be dependent on the Company’s financial condition, results of operations, and cash flows, as well as capital regulations and dividend restrictions from the Federal Reserve Bank of Richmond, the FDIC, and the State Board.

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DESCRIPTION OF OUR CAPITAL STOCK

The following summary describes material terms of our capital stock. The summary is not complete and is qualified in its entirety by reference to the provisions of our articles of incorporation and bylaws, and to applicable provisions of the South Carolina Business Corporation Act.

General

The Company’s articles of incorporation authorize the issuance of capital stock consisting of 500,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which 905,315.57 shares are designated as convertible perpetual non-voting preferred stock, Series A, par value $0.01 per share. As of April 11, 2016, we had issued and outstanding 363,314,783 shares of common stock held by 2,411 shareholders of record and 905,315.57 shares of Series A preferred stock held by four shareholders of record.

In the future, the authorized but unissued and unreserved shares of common stock and preferred stock will be available for issuance for a variety of corporate purposes, including future private or public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. Except as may be required to approve a merger or other transaction in which the additional authorized shares of common stock or preferred stock would be issued, no shareholder approval will be required for the issuance of those shares.

As previously described, we intend to propose an amendment to our Articles of Incorporation to effect the Reverse Stock Split, subject to shareholder approval at the 2016 annual shareholders’ meeting, pursuant to which each 100 shares of common stock will be combined into one share of common stock, thereby reducing the number of outstanding shares of common stock. See “Proposed Reverse Stock Split” beginning on page 5 for additional information regarding the Reverse Stock Split.

Shares of our capital stock represent equity interests in the Company and are not bank deposits, savings accounts or other obligations of or guaranteed by the Bank. Our capital stock is neither insured nor guaranteed by the FDIC’s Deposit Insurance Fund or any other governmental agency and is subject to investment risks, including the possible loss of your entire investment.

The description of our capital stock below is qualified in its entirety by reference to our articles of incorporation.

Common Stock

General. Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock.

Voting Rights. Each share of common stock entitles the holder thereof to one vote on all matters upon which shareholders have the right to vote. There are no cumulative voting rights.

In general, except as otherwise provided in our articles of incorporation, (i) amendments to our articles of incorporation must be approved by two-thirds of the votes entitled to be cast, regardless of voting group, and in addition by two-thirds of the votes entitled to be cast within each voting group entitled to vote separately thereon; and (ii) the dissolution of the Company must be approved by two-thirds of the votes entitled to be cast thereon.

Dividends. Holders of shares of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefore. Our ability to pay dividends will be dependent on our earnings and financial condition and subject to certain restrictions imposed by state and federal laws.

No Preemptive or Conversion Rights. Holders of shares of our common stock do not have preemptive rights to purchase additional shares of our common stock and have no conversion or redemption rights.

Calls and Assessments. All of the issued and outstanding shares of our common stock are non-assessable and non-callable.

Liquidation Rights. In the event of our liquidation, dissolution, or winding up, the holders of shares of our common stock shall be entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities and distributions or provision for distributions to holders of any preferred stock that may be issued and outstanding having preference over common shares.

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Certain Ownership Restrictions. A holder with as little as a 5% interest in our Company could, under certain circumstances, be subject to regulation as a “bank holding company” and possibly other restrictions.  Specifically, any entity (including a “group” composed of natural persons) owning 25% or more of our outstanding common stock, or 5% or more if such holder otherwise exercises a “controlling influence” over the Company, may be subject to regulation as a “bank holding company” in accordance with the Bank Holding Company Act of 1956 (the “BHCA”).  In addition, (i) any bank holding company or foreign bank with a U.S. presence may be required to obtain the approval of the Federal Reserve under the BHCA to acquire or retain 5% or more of our outstanding common stock and (ii) any person other than a bank holding company may be required to obtain regulatory approval under the Change in Bank Control Act of 1978 to acquire or retain 10% or more of our outstanding common stock.  Becoming a bank holding company imposes certain statutory and regulatory restrictions and burdens, and might require the holder to divest all or a portion of the holder’s investment in our common stock.  In addition, because a bank holding company is required to provide managerial and financial strength for its bank subsidiary, such a holder may be required to divest investments that may be deemed incompatible with bank holding company status, such as a material investment in a company unrelated to banking.  Further, subject to a FDIC policy statement published in August 2009, under certain circumstances, holders of 5% or more of the Company’s securities could be required to be subject to certain restrictions, such as an inability to sell or trade their securities for a period of three years, among others, in order for the Company to participate in an FDIC-assisted transaction of a failed bank.

Preferred Stock

General. Our board of directors, without shareholder approval, is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable. The board of directors is also authorized to fix before the issuance thereof the designation, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock.  Accordingly, our board of directors, without shareholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock and, under certain circumstances, discourage an attempt by others to gain control of the Company. As of April 11, 2016, we had issued and outstanding 905,315.57 shares of Series A preferred stock, the terms of which are described below. The creation and issuance of any additional series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend on, among other things, our future capital needs, then existing market conditions and other factors that, in the judgment of our board of directors, might warrant the issuance of preferred stock.

Series A Preferred Stock. On April 11, 2016, we issued, among other things, 905,315.57 shares of a new series of convertible perpetual non-voting preferred stock, Series A, par value $0.01 per share, at $10.00 per share to Castle Creek and certain other institutional and accredited investors in a private placement transaction. The Series A preferred stock has the following terms:

Conversion. Each share of Series A preferred stock will automatically convert into one hundred shares of non-voting common stock effective as of the close of business on the date that the Company obtains shareholder approval for and files an amendment to the Articles of Incorporation to authorize a class of non-voting common stock. Unless the shares of Series A preferred stock have previously been converted into shares of non-voting common stock as described above, each share of Series A preferred stock will automatically convert into one hundred shares of voting common stock upon a “Permissible Transfer” of such shares of Series A preferred stock to a non-affiliate of such holder or may be converted into one hundred shares of voting common stock at any time, provided that upon such conversion, the holder and its affiliates will not own more than 9.9% of the Company’s voting securities. A “Permissible Transfer” is a transfer by the holder of Series A preferred stock (i) to the Company; (ii) in a widely distributed public offering of voting common stock or Series A preferred stock; (iii) that is part of an offering that is not a widely distributed public offering of voting common stock or Series A preferred stock but is one in which no one transferee acquires the rights to receive 2% or more of any class of voting securities; (iv) that is part of a transfer of voting common stock or Series A preferred stock to an underwriter for the purpose of conducting a widely distributed public offering; (v) to a transferee that controls more than 50% of the voting securities of the Company without giving effect to such transfer; or (vi) that is part of a transaction approved by the Federal Reserve.

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Dividends. Holders of the Series A preferred stock will be entitled to receive dividends when, as, and if declared by the Company’s board of directors, in the same per share amount as paid on the number of shares of common stock with respect to the number of shares of common stock into which the shares of Series A preferred stock would be converted in accordance with the Articles of Amendment, and no dividends would be payable on the common stock unless a dividend identical to that paid on the common stock is payable at the same time on the Series A preferred stock on an as-converted basis.

Priority. The Series A preferred stock will rank, as to payments of dividends and distribution of assets upon dissolution, liquidation or winding up of the Company, pari passu with the common stock pro rata on an as-converted basis.

Voting. Holders of Series A preferred stock will have no voting rights except as may be required by law. If the holders of Series A preferred stock are entitled by law to vote as a single class with the holders of outstanding shares of common stock, each share of Series A preferred stock shall be entitled to a number of votes equal to the number of shares of common stock into which such share is convertible.

Preemptive Rights. Holders of Series A preferred stock will have no preemptive rights, except for any such rights that may be granted by way of separate contract or agreement to one or more holders of Series A preferred stock.

Redemption. The Series A preferred stock will not be redeemable by either the Company or by the holder.

Certain Protective Provisions

General. Our articles of incorporation and bylaws, as well as the South Carolina Business Corporation Act, contain certain provisions designed to enhance the ability of our board of directors to deal with attempts to acquire control of us. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the board of directors (including takeovers which certain shareholders may deem to be in their best interest). To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of common stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of shareholders, and could potentially adversely affect the market price of our common stock.

The following briefly summarizes protective provisions that are contained in our articles of incorporation and bylaws and which are provided by the South Carolina Business Corporation Act. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions and is qualified in its entirety by reference to our articles of incorporation and bylaws and the statutory provisions contained in the South Carolina Business Corporation Act.

Authorized but Unissued Stock. The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future private or public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of us by means such as a proxy contest, tender offer, or merger, and thereby protect the continuity of the Company’s management.

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Number and Qualifications of Directors. Our bylaws provide that the number of directors shall be fixed from time to time by resolution adopted by a majority of the directors then in office, but may not consist of fewer than seven nor more than 25 members. The bylaws also provide that no individual who is or becomes a Business Competitor (as defined below) or who is or becomes affiliated with, employed by, or a representative of any individual, corporation, or other entity which the board of directors, after having such matter formally brought to its attention, determines to be in competition with us or any of our subsidiaries (any such individual, corporation, or other entity being a “Business Competitor”) shall be eligible to serve as a director if the Board of Directors determines that it would not be in our best interests for such individual to serve as a director. Any financial institution having branches or affiliates within Horry County, South Carolina, or Columbus County, North Carolina is presumed to be a Business Competitor unless the Board of Directors determines otherwise.

Staggered Board of Directors. Our board of directors is divided into three classes so that each director serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected.  In the event of any increase in the authorized number of directors, the newly created directorships resulting from such increase shall be apportioned among the three classes of directors so as to maintain such classes as nearly equal as possible, and the terms of any newly created directorships filled by the board from such increase in the number of directors shall expire at the next election of directors by the shareholders.  Approximately one-third of the board of directors will be elected at each annual meeting of shareholders.  The classification of directors, together with the provisions in the articles of incorporation and bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, have the effect of making it more difficult for shareholders to change the composition of the board of directors.  As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable, and three meetings, rather than one, would be required to replace the entire board.

Advance Notice Requirements for Shareholder Proposals. Our bylaws establish advance notice procedures with regard to shareholder proposals.  These procedures provide that the shareholder must submit information regarding the proposal, together with the proposal, to our corporate secretary not less than 30 nor more than 60 days in advance of the annual meeting.  Shareholders submitting proposals for inclusion in our proxy statement must comply with the proxy rules under the Securities Exchange Act of 1934.  We may reject a shareholder proposal that is not made in accordance with such procedures.

Certain Nomination Requirements. Pursuant to our bylaws, we have established certain nomination requirements for an individual to be elected as a director of the Company at any annual or special meeting of the shareholders, including that the nominating party provide us within a specified time prior to the meeting (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the Company if so elected. The chairman of any shareholders’ meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on our board of directors.

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Business Combinations with Interested Shareholders. The South Carolina Business Combinations Statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a “business combination” (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation’s board of directors before the 10% shareholder’s share acquisition date.  This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute.  The law is very broad in its scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose articles of incorporation contain a provision electing not to be covered by the law.  Our articles of incorporation do not contain such a provision.  An amendment of our articles of incorporation to that effect would, however, permit a business combination with an interested shareholder even though that status was obtained prior to the amendment.

Factors to be Considered in Certain Transactions. Our articles of incorporation grant the board of directors the discretion, when considering whether a proposed merger or similar transaction is in the best interests of the Company and our shareholders, to take into account the effect of the transaction on the employees, customers and suppliers of our Company and upon the communities in which offices of the Company are located, to the extent permitted by South Carolina law.

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PLAN OF DISTRIBUTION

We are conducting this offering primarily to provide our legacy shareholders, employees and others in our community with an opportunity to invest in the Company at the same offering price of $0.10 per share that we offered to the investors in the private placement. On April 29, 2016, we mailed a letter to our shareholders and, on May 4, 2016, we issued a press release in the local communities in which we operate, in each case in compliance with Rule 134 of the Securities Act, to announce the filing of the registration statement on Form S-1 for the shares of common stock that will be offered by us in the offering. We anticipate focusing our marketing efforts in our local communities to our shareholders, employees, those persons who contact us to obtain a copy of this prospectus and other persons that the Company’s executive officers or directors believe may be interested in participating in this offering, although we reserve the right to permit other persons to invest, including the investors from the private placement, and we reserve the right to reject any proposed purchase of shares from any potential investor in whole or in part for any reason or for no reason.

We will sell shares directly in this offering through our executive officers and directors, each of whom performs substantial duties on our behalf other than in connection with this offering. We believe these officers and directors will not be deemed to be brokers or dealers under the Securities Exchange Act of 1934 due to Rule 3a4-1(a)(4)(ii). None of these executive officers or directors will be separately compensated either directly or indirectly for his or her services in connection with this offering. We will, however, pay all of the expenses incident to the offering and sale of our shares. We will not compensate any brokers or sales agents in connection with this offering

This offering will terminate upon the earlier of the sale of all 23,384,301* shares of common stock or at 5:00 p.m., Eastern Standard time, on June 30, 2016, unless we terminate it earlier or extend it up to an additional 30 days in our sole discretion.

If this offering is oversubscribed, we reserve the right to allocate shares of our common stock in our discretion. All funds received from subscriptions will be placed in a segregated non-interest bearing account at the Bank pending our acceptance of the associated subscriptions. We will notify all subscribers within 10 business days after the earlier of the offering expiration date or the sale of all of the shares being offered in the offering whether their subscriptions have been accepted. If the offering is not completed, or if any part of your subscription is not accepted, your funds will be returned, without interest, as soon as practicable. We reserve the right to withdraw, cancel, modify, or terminate the offering of the shares at any time without notice.

We will have the sole right to accept offers to purchase shares and may reject any proposed purchase of shares in whole or in part. This is not a rights offering, and we reserve the right to accept or reject subscriptions in whole or in part for any reason, including if we conclude, in consultation with our tax advisors, that a particular subscription may subject the Company to adverse tax consequences. For more information on the distribution of our shares, see “Prospectus Summary – The Offering” beginning on page 1 of this prospectus.

* If the Reverse Stock Split had been implemented prior to this offering, the number of shares offered hereby would have been 233,843.01, and the offering price per share would have been $10.00.

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LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Greenville, South Carolina.

EXPERTS

Our consolidated balance sheets as of December 31, 2015 and December 31, 2014 and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2015 appearing in our Annual Report on Form 10-K for the year ended December 31, 2015 have been incorporated by reference herein in reliance upon the report of Elliott Davis Decosimo, LLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

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Available Information

We have filed with the SEC a registration statement for the securities on Form S-1, as amended on Form S-1/A, under the Securities Act. This prospectus, which forms part of the registration statement, does not contain all the information contained in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.

You may inspect and copy the registration statement at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 upon payment of certain prescribed fees. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You may also access the registration statement electronically through the SEC’s Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system at the SEC’s website located at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below, except to the extent that any information contained in those documents is deemed “furnished” in accordance with SEC rules. The documents we incorporate by reference, all of which we have previously filed with the SEC, include:

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 30, 2016, as amended on Form 10-K/A, filed with the SEC on April 1, 2016;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 12, 2016; and

•	Our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 7, 2016, March 3, 2016, March 9, 2016, March 18, 2016, April 7, 2016, April 12, 2016, May 4, 2016 and May 13, 2016.

A description of our capital stock can be found herein under “Description of Capital Stock.”

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Written requests for copies should be directed to Attn: Jan H. Hollar, HCSB Financial Corporation, 3640 Ralph Ellis Blvd., Loris, South Carolina 29569. Telephone requests for copies should be directed to Mrs. Hollar at (843) 716-6117.

We maintain an Internet website at www.hcsbaccess.com where the incorporated reports listed above can be accessed. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus.

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23,384,301 Shares

Common Stock

PROSPECTUS

The date of this prospectus is May 31, 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant in connection with this offering. All amounts shown are estimates except for the SEC registration fee.

SEC Registration Fees	$302.10
Blue Sky Fees	5,000.00	*
Accounting Fees and Expenses	5,000.00	*
Legal Fees and Expenses	40,000.00	*
Total	$50,302.10

* Estimates

Item 14. Indemnification of Directors and Officers.

Under our Bylaws, each of our directors has the right to be indemnified by us to the maximum extent permitted by law against (i) reasonable expenses incurred in connection with any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding seeking to hold the director liable by reason of his or her actions in such capacity and (ii) reasonable payments made by the director in satisfaction of any judgment, money decree, fine, penalty or settlement for which he or she became liable in such action, suit or proceeding. This right to indemnification includes the right to the advancement of reasonable expenses by us, to the maximum extent permitted by law. Under our Bylaws, each of our officers who are not directors is entitled to the same indemnification rights, including the right to the advancement of reasonable expenses, which are provided to our directors.

Pursuant to the South Carolina Business Corporation Act, a South Carolina corporation has the power to indemnify its directors and officers provided that they act in good faith and reasonably believe that their conduct was lawful and in the corporate interest (or not opposed thereto), as set forth in the South Carolina Business Corporation Act. Under the South Carolina Business Corporation Act, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer, against reasonable expenses incurred by the director or officer in connection with the proceeding. Our Articles of Incorporation do not contain any such limitations. The South Carolina Business Corporation Act permits a corporation to pay for or reimburse reasonable expenses in advance of final disposition of an action, suit or proceeding only upon (i) the director’s certification that he or she acted in good faith and in the corporate interest (or not opposed thereto), (ii) the director furnishing a written undertaking to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the South Carolina Business Corporation Act.

Under our Articles of Incorporation, no director will be liable to us or our shareholders for monetary damages for breach of his or her fiduciary duty as a director, to the maximum extent permitted by law.

The South Carolina Business Corporation Act also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions, even though the insurance coverage may be broader than the corporation’s power to indemnify. We maintain directors’ and officers’ liability insurance for the benefit of our directors and officers.

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Item 15. Recent Sales of Unregistered Securities.

On April 11, 2016, we consummated a private placement transaction pursuant to which we issued 359,468,443 shares of our common stock at $0.10 per share and 905,315.57 shares of a new series of convertible perpetual non-voting preferred stock, Series A, par value $0.01 per share, at $10.00 per share to certain institutional and accredited investors, including members of our board of directors, for cash proceeds of $45.0 million. The private placement was exempt under Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act of 1933. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of accredited investors, and transfer was restricted in accordance with the requirements of the Securities Act of 1933. All of the above-referenced investors had access to our SEC filings. Net proceeds from the private placement, after deducting commissions and expenses, were approximately $41 million of which $38 million was contributed to the Bank as a capital contribution.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b) Financial Statements Schedules.

The financial statement schedules have been provided in the consolidated financial statements or notes thereto, which are incorporated herein by reference to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 30, 2016 and amended on Form 10-K/A filed with the SEC on April 1, 2016.

Item 17. Undertakings.

The registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No.3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Loris, State of South Carolina, on May 27, 2016.

HCSB Financial Corporation
(Registrant)

By:	/s/ Jan H. Hollar
Jan H. Hollar
Chief Executive Officer
(Principal Executive, Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No.3 to the Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title

/s/ Jan H. Hollar	Chief Executive Officer, Director
Jan H. Hollar	(Principal Executive, Financial and Accounting Officer)

*/s/ Michael S. Addy	Director, Chairman
Michael S. Addy

*/s/ Clay D. Brittain, III	Director
Clay D. Brittain, III

*/s/ D. Singleton Bailey	Director
D. Singleton Bailey

*By   /s/ Jan H. Hollar

Jan H. Hollar

Attorney-in-Fact

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-KSB for the fiscal year ended December 31, 1999).
3.2	Amended and Restated Bylaws of HCSB Financial Corporation dated December 30, 2010 (incorporated by reference to Exhibit 3.2 to the Company’s Form 10-K filed March 23, 2012).
3.3	Articles of Amendment to Authorize Preferred Shares, filed March 2, 2009 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed March 6, 2009).
3.4	Articles of Amendment to establish the Series T Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed March 10, 2009).
3.5	Articles of Amendment to increase Authorized Common Shares, filed May 31, 2012 (incorporated by reference to Exhibit 3.5 to the Company’s Form 10-K filed March 30, 2016).
3.6	Articles of Amendment to establish the Series A Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed April 7, 2016).
5.1†	Legal Opinion of Nelson Mullins Riley & Scarborough LLP.
10.1*	Form of Director Deferred Compensation Agreement adopted in 1997 by and between the Board of Directors and Horry County State Bank (incorporated by reference to Exhibit 10.4 to the Company’s Form 10-KSB for the fiscal year ended December 31, 2006).*
10.2	Consent Order, effective February 10, 2011, between the FDIC, the South Carolina State Board of Financial Institutions, and Horry County State Bank (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed February 16, 2011).
10.3	Written Agreement, effective May 9, 2011, with the Federal Reserve Bank of Richmond (incorporated by reference to Exhibit 10.2 of the Company’s Form 10-Q filed May 12, 2011).
10.4	Purchase and Assumption Agreement, dated as of March 24, 2015, between the Bank and Sandhills Bank (incorporated by reference to Exhibit 10.10 of the Company’s Form 10-K filed March 30, 2015).
10.5	Class Action Settlement Agreement, effective September 16, 2015, between the Company, the Bank, James R. Clarkson, Glenn Raymond Bullard, Ron Lee Paige, Sr., and Edward Lewis Loehr, Jr., on the one hand, and Jan W. Snyder, Acey H. Livingston, and Mark Josephs, on behalf of themselves and as representatives of a class of similarly situated purchasers of the Company’s subordinated debt notes (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed September 22, 2015).
10.6	Securities Purchase Agreement, dated as of February 29, 2016, between the Company and the United States Department of the Treasury (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on March 3, 2016).

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Exhibit No.	Description of Exhibit
10.7	Securities Purchase Agreement, dated as of February 29, 2016, between the Company and Alesco Preferred Funding VI LTD (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed on March 3, 2016).
10.8*	Employment Agreement, dated as of February 29, 2016, between the Company, the Bank, and Jan H. Hollar (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed on March 3, 2016).
10.9*	Employment Agreement, dated as of May 13, 2016, between the Bank and J. Ricky Patterson (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on May 13, 2016).
10.10*	Consulting Agreement, dated as of May 13, 2016, between the Bank and James R. Clarkson (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed on May 13, 2016).
10.11	Form of Stock Purchase Agreement, dated as of March 2, 2016, between the Company and Investors (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K/A filed on March 9, 2016).
10.12	Form of Registration Rights Agreement, dated as of March 2, 2016, between the Company and Investors (attached as Exhibit A to the Form of Stock Purchase Agreement, dated as of March 2, 201, which is incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K/A filed on March 9, 2016).
21	Subsidiaries of Registrant (incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015).

23.1	Consent of Elliott Davis Decosimo, LLC.

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).

24†	Power of Attorney (contained on signature pages).

99.1†	Form of Subscription Agreement.

99.2†	Form of Notice to Record Shareholders other than Nominees.

99.3†	Form of Notice to Record Shareholders who are Acting as Nominees.

*	Management contract or compensatory plan or arrangement
†	Previously filed

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